Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, CO 80203 Phone: (303) 295-3995	N E W S

Cimarex Announces Third-Quarter Production Volumes, Borrowing Base Reaffirmation and Provides Operations Update

DENVER, October 22, 2009 - Cimarex Energy Co. (NYSE: XEC) today announced third-quarter oil and gas production volumes averaged 441.5 million cubic feet equivalent per day (MMcfe/d).  Average daily equivalent production was comprised of 306.8 million cubic feet of gas and 22,439 barrels of oil.

Third-quarter 2008 production averaged 484.9 MMcfe/d and second-quarter 2009 averaged 453.9 MMcfe/d.  Daily production decreased as expected and is the result of reduced drilling. Cimarex’s third-quarter 2009 operated rig count averaged nine as compared to 43 in the comparable period of 2008.

Third-quarter 2009 average realized prices are expected to be in the range of $3.75 to $3.85 per thousand cubic feet (Mcf) of gas and $63.25 to $63.75 per barrel of oil.

Cimarex will release its third-quarter 2009 financial results on Tuesday, November 3, 2009, before the market opens.

Bank-Credit Facility
Cimarex’s bank group, as part of the regularly scheduled fall review, reaffirmed the Company’s $1.0 billion borrowing base related to its credit facility maturing in April 2012.  Bank group commitments of $800 million also remain unchanged.  As of September 30, 2009, Cimarex had borrowings outstanding of $156 million, which is $183 million less than the second-quarter balance of $339 million.  The reduction in borrowings was funded from non-core property sales, tax refunds, lower capital spending relative to cash flow and a net positive working capital change.

Immediately after quarter-end, Cimarex completed the sale of its interest in a Texas secondary recovery oil field for $81 million, which further reduced bank borrowings to $115 million.  Year-to-date proved property sales total $117 million, with associated proved reserves of 28 billion cubic feet equivalent and 8 MMcfe/d of production.

Oil and Gas Hedges
Cimarex has oil and natural gas hedge contracts for October 2009 through December 2010.  Calendar 2010 hedges cover on average 11,000 barrels of oil per day and 160,000 MMBtu of gas per day, representing slightly less than half of expected production. The following tables summarize the current commodity hedge position:

Natural Gas Contracts

				Weighted Average Price
Period	Type	Volume (1)	Index(2)	Floor	Ceiling	Swap
Oct 09 - Dec 09	Collar	143,370	PEPL	$3.00	$5.00	$-

Jan 10 - Dec 10	Collar	100,000	PEPL	$5.00	$6.62	$-
Jan 10 - Dec 10	Swap	40,000	PEPL	$-	$-	5.18
Jan 10 - Dec 10	Collar	20,000	HSC	$5.00	$6.85	$-
		160,000

Oil Contracts

				Weighted Average Price
Period	Type	Volume (1)	Index(2)	Floor	Ceiling	Put
Jan 10 – Dec 10	Collar	10,000	WTI	$60.03	$92.07	$-
Jan 10 – Dec 10	Floor/Put	1,000	WTI	$-	$-	$60.00
		11,000

(1)	Gas volume in MMBtu per day and oil volume in barrels per day.
(2)
PEPL refers to Panhandle Eastern Pipe Line, Tex/Ok Mid-Continent index and HSC stands for Houston Ship Channel Gulf Coast index both as quoted in Platt’s Inside FERC.  WTI refers to West Texas Intermediate oil price as quoted on the New York Mercantile Exchange.

Cimarex accounts for these commodity contracts using the mark-to-market accounting method.

Exploration and Development Highlights
Cimarex drilled 94 gross (56 net) wells during the first three quarters of 2009, completing 94% as producers.   Cimarex’s reduced operated rig count resulted in drilling 76% fewer wells in the first three quarters of 2009 as compared to 2008.  Currently, 11 operated rigs are drilling; five in Oklahoma, four in the Permian Basin and two in the Gulf Coast.

Mid-Continent
Cimarex drilled 52 gross (23 net) wells in the first nine months of 2009, completing 96% as producers.  Third-quarter 2009 Mid-Continent production averaged 208.8 MMcfe/d, a decrease of 10% as compared to the third-quarter 2008.

Western Oklahoma 2009 drilling totals 46 gross (19 net) wells with 98% being completed as producers. The majority of the drilling occurred in the Anadarko Basin Woodford shale Cana play, where Cimarex has participated in 37 gross (15.7 net) wells this year.  Currently there are 11 gross (6.9 net) wells waiting on completion or are in the process of being completed.

Since the Cana play began in late 2007, Cimarex has participated in a total of 67 gross (28.6 net) wells.  Of which, 49 gross (18.8 net) wells have been brought on production and the remainder are either in the process of being drilled or awaiting completion.  For the quarter ended September 30, 2009, Cimarex’s net production from the Cana play averaged approximately 31 MMcfe/d, as compared to the third-quarter 2008 average of 11 MMcfe/d.  For the 49 producing wells, average estimated gross ultimate recovery exceeds 6.0 Bcfe per well.

During the first nine months of 2009, the company's horizontal wells had an average completed well cost of $7.8 million, average horizontal lateral length of 4,500 feet and time to drill to total depth average of less than 60 days.  Average 2008 completed well cost were $10.3 million, with horizontal lateral length of 3,500 feet and 77 days to drill to total depth.

Cimarex currently has five operated rigs running in the Mid-Continent; three in the Cana play, one in the Texas Panhandle and one in Southern Oklahoma.

Permian Basin
For the first nine months of 2009, Permian Basin drilling totaled 35 gross (26 net) wells, 94% of which were completed as producers.  Third-quarter 2009 production averaged 152.1 MMcfe/d (51% oil), an 8% decrease from the third quarter of 2008.

Southeast New Mexico Permian drilling for the first nine months of 2009 totaled 26 gross (21.4 net) wells: five gross (4.5 net) horizontal Abo wells, 17 gross (13.6 net) shallow Delaware wells,  four gross (3.3 net) Bone Spring wells.

Recent Abo wells brought on production include the Midway 17 Federal 4H (100% working interest) at 280 barrels per day and the Drumstick 7 Federal Com 1H (100% working interest)   at 230 barrels per day (first 30-day gross average).  Other notable 30-day average rates from 2009 shallow Delaware horizontal oil wells include the Pintail 23 Fed 5H (100% working interest) at 275 barrels per day and the White City 14 Fed 7H (87% working interest) at 225 barrels per day.

Currently four operated rigs are drilling horizontal oil wells in the Permian Basin, one in West Texas and three in Southeast New Mexico.

Gulf Coast/Gulf of Mexico
Cimarex drilled five gross (4.9 net) Gulf Coast wells in the first nine months of 2009.  Third-quarter 2009 onshore Gulf Coast production volumes averaged 70.1 MMcfe/d, a 2% decrease compared to third-quarter 2008.  Offshore production volumes averaged 8.1 MMcfe/d in the third-quarter of 2009 versus 12.4 MMcfe/d in the third quarter of 2008.

In 2009, Southeast Texas Yegua/Cook Mountain drilling has totaled four gross (four net) wells, with a 75% success rate.  Cimarex’s Gulf Coast drilling has primarily been in Jefferson County, Texas near Beaumont.  In early July 2009, Cimarex brought on production the Two Sisters #1 (100% working interest, 75% net revenue interest) at approximately 40 MMcfe/d (25 MMcf of gas and 2,500 barrels of oil) gross, which it is still currently producing.  In October 2009, another discovery well, the Garth #1 (100% working interest, 75% net revenue interest) has been brought online and is currently producing at approximately 32 MMcfe/d (22 MMcf/d of gas and 1,700 barrels of oil) gross.

Two operated rigs are currently drilling in the Southeast Texas Yegua/Cook Mountain play near Beaumont.

Cimarex will release third-quarter 2009 financial results and update guidance before the market opens on Tuesday, November 3, 2009.  Cimarex will also host a conference call that day at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time).  To access the live, interactive call, please dial (800) 921-0061 and reference call ID # 36165491 ten minutes before the scheduled start time.  A digital replay will be available for one week following the live broadcast at (800) 642-1687 and by using the conference ID # 36165491.  The listen-only web cast of the call will be accessible via www.cimarex.com.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT
Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com